Exhibit 99.1
Company Contact:
Beth Pilch
512-340-1364
Bpilch@borland.com
Borland Software Corporation to be Acquired by Micro Focus International plc
AUSTIN, Texas — May 6, 2009 — Borland Software Corporation (NASDAQ: BORL) (“Borland”), the global leader in Open Application Lifecycle Management (ALM), today announced that Micro Focus International plc (LSE:MCRO.L) (“Micro Focus”) and Borland have entered into a definitive agreement (the “Agreement”) under which Micro Focus will acquire all the outstanding shares of Borland in a cash merger transaction.
Pursuant to the terms of the Agreement, Micro Focus will acquire each outstanding share of common stock of Borland for $1.00 per share, representing a premium of 25% over the closing share price of Borland’s common stock on May 5, 2009 of $0.80 and a premium of approximately 67% over the average thirty trading day closing price of $0.60. The aggregate transaction value is approximately $75 million. The boards of directors of both companies have unanimously approved the transaction. The acquisition is expected to be completed in late Q2/early Q3 2009, subject to approval by both Micro Focus and Borland shareholders, US antitrust approvals and other customary closing conditions.
J.P. Morgan Securities Inc. and DLA Piper LLP (US) served as advisors to Borland in the transaction. Arma Partners LLP and Kirkland & Ellis LLP served as advisors to Micro Focus.
All parties desiring details regarding the transaction are urged to review the definitive agreement when it is available on the Securities and Exchange Commission’s website at http://www.sec.gov. In connection with the proposed transaction, Borland will file with the SEC a proxy statement, and Borland plans to file with the SEC other documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Borland, 8310 North Capital of Texas Highway, Building 2 Suite 100, Austin, TX 78731, Attention: Investor Relations, Telephone: (512) 340-1364, or from Borland’s website, http://www.borland.com. Borland and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Borland in favor of the proposed merger. Information regarding Borland’s directors and executive officers is contained in Borland’s annual proxy statement filed with the SEC on April 8, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC (when available).

About Borland
Founded in 1983, Borland (NASDAQ:BORL) is the leading vendor of Open Application Lifecycle Management (ALM) solutions — open to customers’ processes, tools and platforms — providing the flexibility to manage, measure and improve the software delivery process. To learn more about maximizing the business value of software, visit http://www.borland.com.
Borland and all other Borland brand and product names are service marks, trademarks or registered trademarks of Borland Software Corporation or its subsidiaries in the United States and other countries. All other marks are the property of their respective owners.
About Micro Focus
Micro Focus, a member of the FTSE 250, provides innovative software that allows companies to dramatically improve the business value of their enterprise applications. Micro Focus Enterprise Application Modernization and Management software enables customers’ business applications to respond rapidly to market changes and embrace modern architectures with reduced cost and risk. For additional information please visit www.microfocus.com.
Forward-Looking Statements
This document contains certain forward-looking statements about Borland that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that may be instituted against Borland and others following announcement of the transaction or the merger agreement; (3) the inability to complete the merger due to the failure to satisfy conditions to completion of the merger; (4) the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (5) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and Analysis of Results of Operations and Financial Condition” sections of Borland’s SEC filings. Many of the factors that will determine the outcome of the merger are beyond Borland’s ability to control or predict. Borland undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.